EXHIBIT 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Managers of

Excelsior Venture Partners III, LLC

We have reviewed the accompanying statement of assets and liabilities of Excelsior Venture Partners III, LLC (which was formerly known as Excelsior Private Equity Fund III, LLC), the (“Fund”), including the portfolio of investments and summarized portfolio of investments, as of July 31, 2004, and the related statements of operations for the three-month and nine-month periods then ended and the statements of changes in net assets and cash flows and the financial highlights for the nine-month period then ended. These interim financial statements are the responsibility of the Fund’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities of the Fund, including the schedule of portfolio investments, as of October 31, 2003 and the related statements of operations, changes in net assets and cash flows and the financial highlights for the year then ended (not presented herein); and in our report dated December 28, 2004, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying summarized portfolio of investments as of October 31, 2003 is fairly stated, in all material respects, in relation to the portfolio of investments from which it has been derived.

New York, New York

December 28, 2004